Exhibit d.(7)(b)

AMENDMENT NO. 1

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 1 to the INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of April 29, 2024, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (“VALIC”), and COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC (the “SUB-ADVISER”).

WITNESSETH:

WHEREAS, VALIC and VALIC Company I entered into an Investment Advisory Agreement, dated January 1, 2002 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), with respect to the Covered Funds reflected in Schedule A of the Advisory Agreement; and

WHEREAS, VALIC and the SUB-ADVISER are parties to that certain Investment Sub-Advisory Agreement, dated December 16, 2021 (as amended, restated or otherwise modified from time to time, the “Sub-Advisory Agreement”), pursuant to which the Sub-Adviser furnishes investment advisory services to certain investment series (the “Covered Funds”) of the Company, as listed on Schedule A to the Subadvisory Agreement; and

WHEREAS, the parties wish to amend and restate Schedule A to the Sub-Advisory Agreement as attached hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.

Schedule A Amendment. Schedule A to the Sub-Advisory Agreement is hereby amended and restated as attached hereto to reflect that the Sub-Adviser will manage a portion of the assets of the International Value Fund and shall be compensated on those assets managed in accordance with Section 2 of the Sub-Advisory Agreement at the fee rate reflected in Schedule A attached hereto.

2.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Amendment.

3.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Sub-Advisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Sub-Advisory Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment to the Sub-Advisory Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Thomas M. Ward
Name: Thomas M. Ward
Title: Authorized Signatory

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Dana Keene
Name: Dana Keene
Title: Vice President